Exhibit 10.3

STANDARD PROPERTY LEASE

Landlord:	HANCOCK PARK DEVELOPMENT, LLC

Tenant:	JADAK, LLC

Building Location:	William Barry Boulevard Lot No. 1B Section A – Hancock Park

Town of Cicero, New York

TABLE OF CONTENTS

ARTICLE 1 - Premises, Construction and Use of Premises	4
1.01 - Premises	4
1.02 - Construction of Premises	4
1.03 - Use of the Premises	4

ARTICLE 2 - Term of Lease	5
2.01 - Initial Term	5
2.02 - Construction Not Completed	5
2.03 - Renewal Term(s)	6
2.04 - Surrender of Premises	6

ARTICLE 3 - Rent	6
3.01 - Rent	6
3.02 - Payment of Rent	7
3.03 - Absolute Net Lease	8
3.04 - Payment of Additional Rent	8
3.05 - Past Due Rent	8
3.06 - Lease Year	9

ARTICLE 4 - Utilities	9
4.01 - Utilities	9

ARTICLE 5 - Insurance and Indemnification	9
5.01 - Tenant’s Insurance	9
5.02 - Landlord’s Insurance	10
5.03 - Subrogation	11
5.04 - Tenant’s Payment of Insurance Premiums	11
5.05 - Increase in Fire Insurance Premiums	12
5.06 - Indemnification and Hold Harmless	12

ARTICLE 6 - Taxes, Parking and Operating Expenses	13
6.01 - Payment of Taxes, Assessments, Etc.	13
6.02 – Parking	13
6.03 - Operating Expenses	13

ARTICLE 7 - Repairs and Maintenance	15
7.01 - Repairs and Maintenance of the Premises by Tenant	15
7.02 - Repairs by Landlord	15
7.03 - Standard for Repairs	15
7.04 – Landlord Warranty	16

ARTICLE 8 - Alterations and Improvements	16
8.01 - Alterations and Improvements	16

ARTICLE 9 - Damage by Fire, Etc.	16
9.01 - Restoration of Premises	16
9.02 - Restoration During Last Two Years	17

ARTICLE 10 - Eminent Domain	18
10.01 - Eminent Domain	18
10.02 - Termination of Lease	18
10.03 - Abatement in Event of Partial Taking	18
10.04 - Rights of Tenant to Award	18

ARTICLE 11 - Bankruptcy and Default Provisions	19
11.01 - Conditional Limitations	19

11.02 - Landlord’s Remedies	19
11.03 - Landlord’s Self-Help	21

ARTICLE 12 - Mechanic’s Liens	21
12.01 - Mechanic’s Liens	21

ARTICLE 13 - Mortgages, Assignments, Subleases and Transfers of Tenant’s Interest	21
13.01 - Limitation of Tenant’s Rights	21
13.02 - Effect of Landlord’s Consent	22

ARTICLE 14 - Compliance with Governmental Orders, Etc.	22
14.01 - Tenant to Comply	22
14.02 - Failure to Comply	23
14.03 - ADA Compliance	23

ARTICLE 15 - Subordination to Mortgages	23
15.01 - Subordination to Mortgages	23

ARTICLE 16 - Inspection of Premises	23
16.01 - Inspection of Premises by Landlord	23

ARTICLE 17 - Notice and Certificates	24
17.01 - Notices and Certificates	24
17.02 - Certificates	24

ARTICLE 18 - Covenant of Quiet Enjoyment	24
18.01 - Covenant of Quiet Enjoyment	24

ARTICLE 19 - Miscellaneous Provisions	25
19.01 - Holdover	25
19.02 - Limitation on Landlord’s Personal Liability	25
19.03 - Force Majeure	26
19.04 - Attornment by Tenant	26
19.05 - Landlord May Pay Tenant’s Obligations	26
19.06 - Indemnification by Tenant	26
19.07 - Effect of Captions	26
19.08 - Tenant Authorized to Do Business in New York	26
19.09 - Execution in Counterparts	27
19.10 - Memorandum of Lease	27
19.11 - Law Governing Jurisdiction and Venue, Effect and Gender	27
19.12 - Complete Agreement	27
19.13 - Loss of Property and Water Damage	27
19.14 - Security Agreement	27
19.15 - No Representations by Landlord	27
19.16 - Lease Binding	27
19.17 - Amendments	28
19.18 - Arbitration	28
19.19 - Rights of Parties	28
19.20 - Invalidity of Particular Provisions	28
19.21 - Execution of Lease by Landlord	28
19.22 - Relationship of the Parties	28
19.23 - Assignment of Rents	29
19.24 - Environmental Covenants	29
19.25 - Tenant’s Right of First Refusal	30
19.26 - INTENTIONALLY DELETED	30
19.27 - Tenant’s Signage on the Building	30
19.28 - INTENTIONALLY DELETED	30
19.29 - Brokerage	30

STANDARD PROPERTY LEASE

AGREEMENT made this 31st day of May, 2013 by and between the following parties:

Landlord:

HANCOCK PARK DEVELOPMENT, LLC, a New York limited liability company having its office at 225 Greenfield Parkway, Suite 202, Liverpool, New York 13088

Tenant:

JADAK, LLC, a New York Limited Liability Company having a principal office at 7279 William Barry Boulevard, North Syracuse, New York 13212

W I T N E S S E T H :

ARTICLE 1

Premises, Construction and Use of Premises

1.01 - Premises

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain parcel of land containing approximately 6.725 acres (the “Land”) and approximately 55,000 rentable square feet of space in a one story, single tenant building (the “Building”), 15,000 rentable square feet of which (the “Original Premises”) is presently used and occupied by Tenant pursuant to the terms of that certain Standard Property Lease dated December 21, 2006 between Landlord and Tenant (the “2006 Lease”), and 40,000 rentable square feet of which (the “Expansion Premises”) to be constructed and owned by Landlord on the Land owned by Landlord located in the Hancock Air Park (the “Park”) on Taft Road in the Town of Cicero, County of Onondaga and State of New York as more fully described in the legal description attached hereto and made a part hereof as Exhibit “A” and as shown on the site plan annexed hereto and made a part hereof as Exhibit “B”, subject to liens, encumbrances, easements, covenants and restrictions of record, (the Original Premises and the Expansion Premises are hereinafter referred to together as the “Premises”).

1.02 - Construction of Premises

(a) Landlord shall, at its sole cost and expense (except as otherwise stated in this Lease), (i) construct the Expansion Premises for Tenant’s use and occupancy using new construction materials in accordance with the Base Building Specifications identified on Exhibit “C” attached hereto and made a part hereof, and (ii) renovate the Original Premises in accordance with the plan therefor attached hereto as Exhibit “C-1” (collectively, “Landlord’s Work”).

(b) Tenant shall, at its sole cost and expense, improve the Expansion Premises and the Original Premises accordance with the plans and specifications identified on Exhibit “D” attached hereto and made a part hereof (“Tenant’s Work”).

(c) INTENTIONALLY DELETED

1.03 - Use of the Premises

The Premises shall be used and occupied as a general office and light assembly facility and for any other lawful purpose. Tenant agrees that it will not knowingly conduct or permit to be conducted on the Premises any unlawful act. Tenant agrees to comply with the “Protective Covenants and Restrictions” for the Hancock Air Park attached hereto and made a part hereof as Exhibit E-1, and with those other rules and regulations set forth in Exhibit E-2, and, provided

Tenant has prior written notice, with such reasonable modifications thereof and additions thereto as Landlord may hereafter from time to time make for the Building, the Land on which the Building is located, the parking areas and the common areas within the Park, if any.

ARTICLE 2

Term of Lease

2.01 - Initial Term

The initial term of this Lease shall be fifteen (15) years commencing on the Term Commencement Date as defined in paragraph 2.02 hereof and ending fifteen (15) years after the Term Commencement Date. If the initial term commences on a date other than the first day of a month, the initial term shall expire at the end of the day fifteen (15) years and zero (0) months from the first day of the month following the month in which the initial term commenced. If the initial term commences on the first day of a month, the initial term shall expire at the end of the day fifteen (15) years and zero (0) months from the last day of the preceding month.

2.02 - Construction Not Completed

If construction of the Expansion Premises and the renovation of the Original Premises is not completed on the date hereof, the initial term of this Lease shall commence on the date which is first day of the calendar month following the later to occur of (i) the date of which the Expansion Premises are Ready for Occupancy (as defined below), and (ii) the date on which the Landlord’s Work with respect to the Original Premises is completed; provided however, that if Tenant takes possession of the Premises earlier than the date so determined, the term of this Lease shall commence upon the date Tenant first conducts business in the Premises (the date as so determined is hereinafter referred to as the “Term Commencement Date”).

The parties agree to execute and deliver a written Stipulation of Term of Lease in the form attached hereto and made a part hereof as Exhibit “F” to be prepared by Landlord expressing the commencement and termination dates of the initial term hereof within thirty (30) days after such dates have been determined, it being hereby agreed that the expiration date of this Lease shall always be the last day of a calendar month.

The Premises shall be deemed “Ready for Occupancy” on the date that there is delivered to Tenant a statement in writing by Landlord certifying that the following conditions have been fulfilled:

(a) That the Landlord has substantially completed all of Landlord’s Work described in Exhibit “C” hereto annexed. Substantially completed shall mean that Tenant may commence the installation of its fixtures and equipment without significant interference from Landlord’s workmen and that facilities shall have been installed in the Premises to insure reasonable security of said fixtures and equipment.

(b) That adequate facilities exist for safe and convenient access to and egress from the Expansion Premises by persons for the purposes of readying the Expansion Premises for the conduct of Tenant’s business therein.

(c) That a Certificate of Occupancy or Temporary Certificate of Occupancy has been issued by the building inspector having jurisdiction for the Premises allowing occupancy of the Expansion Premises; provided, however that this condition shall be deemed satisfied if the Certificate is not available due solely to Tenant’s failure to complete Tenant’s Work in the Expansion Premises, if any.

Landlord agrees that Tenant shall have the right to enter the Expansion Premises at least thirty (30) days prior to the date on which such Expansion Premises are Ready for Occupancy, at its sole risk, cost and expense, to install its telecommunications, computer systems, furniture systems and otherwise prepare the Expansion Premises for the conduct of Tenant’s business therein.

Notwithstanding anything to the contrary herein, Tenant shall have the right at any time up until the date that is sixty (60) days after the Term Commencement Date to notify Landlord in writing of “punch list” items relating to Landlord’s Work that require correction. Landlord will correct such items to the reasonable satisfaction of Tenant within sixty (60) days from its receipt of any such notice.

2.03 - Renewal Term(s)

Tenant is hereby granted the option of extending the initial term of this Lease for two (2) consecutive periods of five (5) years each (each such five (5) year period being herein referred to as a “renewal term”) upon the condition that, at the date of Tenant’s exercise of its option with respect to each such renewal term, and at the date of commencement of each such renewal term, there is no default by Tenant in the performance of its obligations under this Lease as to which a notice of default has been given to Tenant and which is then continuing. In the event that Tenant desires to exercise its option to so extend the term of this Lease, written notice of Tenant’s exercise of its option shall be given to the Landlord at least six (6) months prior to that date upon which, but for the exercise of said option, the term of this Lease would otherwise expire. Each such renewal term shall be upon the same terms and conditions set forth in this Lease, except that there shall be no option to extend the term of this Lease beyond the second (2nd) renewal term herein set forth and except that the annual Base Rent for each such renewal term shall be as set forth in paragraphs 3.01(g) and 3.01(h) hereof.

2.04 - Surrender of Premises

At the expiration or earlier termination of the term of this Lease, Tenant shall surrender the Premises in good condition and broom clean, reasonable wear and tear and damage by fire or casualty excepted. All leasehold improvements shall at Landlord’s option remain in the Premises including, but without limitation, carpeting, wall covering, heating, ventilating and air-conditioning equipment, and lighting and plumbing fixtures, but not including Tenant’s furniture systems, computer and telecommunications equipment (to the extent removable without causing material damage to the Premises), moveable trade fixtures and equipment.

ARTICLE 3

Rent

3.01 - Rent

Tenant shall pay to Landlord at the address of Landlord set forth at the beginning of this Lease, or at such other place that may be designated by Landlord, without any offset or defense and without any prior demand therefor, as Base Rent during the term of this Lease:

(a) commencing on the date on which the Expansion Premises are Ready for Occupancy (as defined in paragraph 2.02 above) and continuing thereafter until the Landlord’s Work with respect to the Original Premises is completed, the sum of Five Hundred Eighty-One Thousand Six Hundred Twenty-Five and 00/100 Dollars ($581,625.00) per year (being 75% of the annual rate of $14.10 per rentable square foot) payable in equal consecutive monthly installments of Forty-Eight Thousand Four Hundred Sixty-Eight and 75/100 Dollars ($48,468.75) each; and

(b) commencing on the Term Commencement Date and continuing thereafter until the last day of the thirty-sixth (36th) month of the term, the sum of Seven Hundred Seventy-Five Thousand Five Hundred and 00/100 Dollars ($775,500.00) per year (being at the annual rate of $14.10 per rentable square foot) payable in equal consecutive monthly installments of Sixty-Four Thousand Six Hundred Twenty-Five and 00/100 Dollars ($64,625.00) each;

(c) commencing on the first day of the thirty-seventh (37th) month of the initial term and continuing thereafter through the end of the sixtieth (60th) month of the initial term, the sum of Eight Hundred Thirty-Three Thousand Two Hundred Fifty and 00/100 Dollars ($833,250.00) per year (being at the annual rate of $15.15 per rentable square foot) payable in equal consecutive monthly installments of Sixty-Nine Thousand Four Hundred Thirty-Seven and 50/100 Dollars ($69,437.50) each;

(d) commencing on the first day of the sixty-first (61st) month of the initial term and continuing thereafter through the end of the one hundred eighth (108th) month of th initial term, the sum of Eight Hundred Eighty Thousand and 00/100 Dollars ($880,000.00) per year (being at the annual rate of $16.00 per rentable square foot) payable in equal consecutive monthly installments of Seventy-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($73,333.33) each;

(e) commencing on the first day of the one hundred ninth (109st) month of the initial term and continuing thereafter through the end of the one hundred forty-fourth (144th) month of the initial term, the sum of Nine Hundred Twenty-Six Thousand Seven Hundred Fifty and 00/100 Dollars ($926,750.00) per year (being at the annual rate of $16.85 per rentable square foot) payable in equal consecutive monthly installments of Seventy-Seven Thousand Two Hundred Twenty-Nine and 17/100 Dollars ($77,229.17) each;

(f) commencing on the first day of the one hundred forty-fifth (145th) month of the initial term and continuing thereafter through the end of the one hundred eightieth (180th) month and the expiration of the initial term, the sum of Nine Hundred Seventy-Six Thousand Two Hundred Fifty and 00/100 Dollars ($976,250.00) per year (being at the annual rate of $17.75 per rentable square foot) payable in equal consecutive monthly installments of Eighty-One Thousand Three Hundred Fifty-Four and 17/100 Dollars ($81,354.17) each;

(g) if Tenant timely exercises its option to extend the initial term by the first renewal term, then the rent for such first renewal term shall be the sum of Nine Hundred Seventy-Six Thousand Two Hundred Fifty and 00/100 Dollars ($976,250.00) per year (being at the annual rate of $17.75 per rentable square foot) payable in equal consecutive monthly installments of Eighty-One Thousand Three Hundred Fifty-Four and 17/100 Dollars ($81,354.17) each; and

(h) if Tenant timely exercises its option to extend the initial term by the second renewal term, then the rent for such second renewal term shall be the sum of Nine Hundred Seventy-Six Thousand Two Hundred Fifty and 00/100 Dollars ($976,250.00) per year (being at the annual rate of $17.75 per rentable square foot) payable in equal consecutive monthly installments of Eighty-One Thousand Three Hundred Fifty-Four and 17/100 Dollars ($81,354.17) each.

3.02 – Rent Adjustment

(a) General Concept: Landlord and Tenant will share the benefit or risk with respect to the cost of construction and interest rate fluctuation. There will be an assumed construction amount, interest rate and lease rental rates as set forth in Section 3.01 above. The rental rates will decrease if the construction cost is under budget. The rental rates will decrease if the interest rate is lower than budget. Conversely, the rental rates will increase if the construction cost is over budget or if the interest rate is higher than budgeted. The rental rates may increase or decrease if there is a mix of increase or decrease in construction cost or interest rate. The Landlord’s profit in the first year is set at a fixed minimum no matter what the final rental rate is determined to be.

(b) Specific Pro Forma Amounts:

Construction Budget – The budget amount for the hard cost of construction in total is $5,500,000. This covers the cost to construct the building which includes contractor General Conditions, Construction Manager Fee, Tenant Allowance to fit-up interiors to the new building and modify the existing building, and a contingency. All soft costs are to be paid by the Landlord with no risk sharing by the Tenant.

Hard Cost Construction Budget Total Amount - $5,500,000 which includes:

Contingency - $250,000

Tenant Allowance - $1,150,000

Construction Manager Fee - $175,000

Landlord First Year Profit - $180,000

Permanent Loan Interest Rate – 4.75%

Permanent Loan Amortization Schedule – 20 Years (240 months)

(c) Rent Adjustment Calculation:

A debt service constant will be calculated based on the 240 month amortization schedule and the permanent loan interest rate as stated by the Mortgagee at the time the permanent loan becomes effective. The debt service constant will be multiplied by the amount of the hard cost of construction above or below $5,500,000. The result will be the annual increase or decrease in the rental rates stated in paragraph 3.01 above. By way of illustration and example only:

Example 1 – Change in Construction Cost:

Interest Rate – 4.75%

Amortization Schedule – 240 Months

Debt Service Constant - .07755

Hard Cost of Construction above Budget - $100,000

Annual Rent Increase above each of the stated rental rates - $7,755

Example 2 – Change in Interest Rate:

Interest Rate – 4.5%

Amortization Schedule – 240 Months

Debt Service Constant - .07592

Hard Cost of Construction on Budget - $5,500,000

Annual Rent Decrease below each of the stated rental rates - $8,965

3.03 - Payment of Rent

Each monthly installment of rent herein provided to be paid by Tenant to Landlord shall be paid in advance, on the first day of each month, by check, draft, or like instrument payable to the order of Landlord or such other person, firm or corporation as shall have been designated in writing by Landlord to receive such payment from time to time during the term of this Lease, without any set-off or deduction whatsoever. Rent for any period less than a full calendar month shall be apportioned based on the number of days in that month.

3.04 - Absolute Net Lease

This is an absolute net Lease and Landlord shall not be required to provide any services, or do any act or thing with respect to the Premises except as expressly herein provided, and the rent reserved herein shall be paid to Landlord without any claim on the part of Tenant for diminution, set-off or abatement and nothing shall suspend, abate or reduce any rent to be paid by Tenant hereunder except as otherwise specifically provided in this Lease. Tenant shall be responsible for the payment of any sales or use taxes now or hereafter imposed upon the annual rent or additional rent payable by Tenant under this Lease provided such sales or use tax is not an income tax.

3.05 - Payment of Additional Rent

Any additional rent payable hereunder by Tenant shall be paid by Tenant to Landlord within ten (10) business days after receipt by Tenant of notice (monthly or at such other time (not more frequently than monthly) as Landlord shall determine from time to time) of the amount thereof, or, at Landlord’s election, such additional rent shall be paid as follows: during each full lease year the reasonably estimated amount of additional rent to be owed by Tenant for such lease year shall be paid monthly and Tenant, upon notice from Landlord, shall pay any excess of the actual amount of additional rent over such estimated amount for such full lease year (or receive credit if the estimated amount paid exceeds the actual amount of additional rent).

3.06 - Past Due Rent

If during the term of this Lease, Tenant shall fail to pay the monthly rent or additional rent or any other charge hereunder within ten (10) days after the same is due and payable, Tenant shall pay to Landlord, as liquidated damages for such late payment and in addition to such fixed monthly rent, additional rent or any other charge, without notice or demand by Landlord, a sum equal to five percent (5%) of the amount thereof. Nothing contained in this paragraph 3.05 shall be construed to be a limitation of or in substitution of Landlord’s rights and remedies under Article 12 of this Lease.

3.07 - Lease Year

The expression “Lease Year” as used herein means twelve (12) consecutive calendar months, the first Lease Year to begin on the first day of the first full month of the term of this Lease. If the first Lease Year begins on a day other than January 1, Landlord may adjust the Lease Year to coincide with a calendar year for billing of additional rent.

ARTICLE 4

Utilities

4.01 - Utilities

Tenant shall continue to pay for all gas, water, electricity and other utility services used or consumed in connection with the Original Premises. Beginning on the date Tenant first takes occupancy of the Expansion Premises and continuing thereafter throughout the term of this Lease, Tenant shall pay for all gas, water, electricity and other utility services used or consumed in connection with the Premises. Such payments shall be made directly by Tenant to the utility company, municipality or other entity providing such utilities, and shall be made on or before the date such payments are due.

ARTICLE 5

Insurance and Indemnification

5.01 - Tenant’s Insurance

At all times during the term of this Lease, Tenant shall at Tenant’s sole cost and expense keep in full force and effect as a minimum, the following insurance coverages for the mutual benefit of Landlord and Tenant as their respective insurable interests may appear:

(a) A policy of comprehensive general public liability and property damage insurance including independent contractors, broad form property damage, personal injury and blanket contractual liability endorsements under which Landlord is named as an additional insured with a combined single limit with respect to each occurrence or each claim in an amount not less than $2,000,000 in the aggregate for bodily or personal injury, death or damage to property, and umbrella liability in the amount of $5,000,000. While Tenant is moving its furniture, fixtures and equipment in or out of the Premises, Tenant shall require its moving contractors to carry the same insurance coverages as required by this Lease naming Tenant and Landlord as additional insureds.

(b) A policy against fire and other casualty on the personal property owned by the Tenant on the Premises on a “special cause of loss” form sufficient to provide 100% replacement value of such personal property located in or on the Premises. Such policy shall contain a replacement cost endorsement and a clause pursuant to which the insurance carrier waives all rights of subrogation against the Landlord with respect to losses payable under the policy.

(c) A Worker’s Compensation policy providing statutory benefits for Tenant’s employees and employer’s liability coverage with a limit in an amount not less than that which is required by law.

(d) Protective liability insurance insuring Landlord and Tenant against any liability which may arise on account of alterations, additions, improvements or construction for tenant’s improvements, with a minimum limit of $2,000,000 with respect to each occurrence or each claim for injury to or death of any one person and damage to property.

(e) Such other insurance and in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards, which at the time are commonly insured against for premises similarly situated, due regard being given to the type of building, its construction, use and occupancy. Tenant shall also carry insurance on the Tenant’s inventory, furniture and fixtures, leasehold improvements and operating equipment.

All insurance coverages that Tenant is required to maintain under this Lease shall name Landlord as an additional insured and shall be effected under a valid and enforceable policy issued by reputable insurers licensed and permitted to do business in the State of New York in which the Building is located, and rated in Best’s Insurance Guide, as having a general policyholder rating of “A” and a financial rating of at least Class VIII. Tenant shall cause certificates evidencing the issuance of such policies to be delivered to Landlord before occupancy of the Premises and at least ten (10) days prior to the expiration of such policies evidencing their renewal. Each certificate shall set forth the coverages that Tenant is required to maintain under this Lease and shall be non-cancellable with respect to Landlord without ten (10) days written notice to Landlord. In the event that Tenant shall not have delivered such certificate(s) to Landlord as required above, Landlord may obtain such insurance as it may reasonably require to protect its interest. The cost for such policies shall be paid by Tenant to Landlord as additional rent upon demand.

Any loss under any such policies shall be adjusted with the insurance company by Tenant and the proceeds of such insurance shall be payable to Landlord and to Landlord’s first mortgagee if the policy so provides, as their respective insurable interests may appear. Each such policy shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the Landlord or the Landlord’s mortgagee the amount of any loss sustained and shall contain an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice to the Landlord, Tenant and any mortgagee to whom a loss thereunder may be payable.

5.02 - Landlord’s Insurance

Landlord shall obtain and keep in full force and effect at Landlord’s expense (except as otherwise provided herein) during the Lease term a minimum of the following insurance coverages for the mutual benefit of Landlord and Tenant of their respective insurable interests may appear:

(a) A policy of comprehensive general public liability and property damage insurance including independent contractors, broad form property damage, personal injury and blanket contractual liability endorsements under which Tenant is named as an additional insured with a combined single limit with respect to each occurrence or each claim in an amount not less than $2,000,000 in the aggregate for bodily or personal injury, death or damage to property.

(b) A Workers’ Compensation policy providing statutory benefits for Landlord’s employees, if any, and employers’ liability coverage in an amount of not less than that required by law.

(c) A policy against fire and other casualty on the Building and Premises and personal property owned by Landlord on a “special cause of loss” form sufficient to provide 100% replacement value of such real and personal property. Such policy shall contain a replacement cost endorsement (being the cost of replacing all such buildings on the Premises exclusive of the costs of excavation and footings below the lowest grade level) and a clause pursuant to which the insurance carrier waives all rights of subrogation against the Tenant with respect to losses payable under the policy. Such full replacement cost shall be determined from time to time (but not more frequently than once in every twelve (12) calendar months) by an appraiser, architect or other person or firm designated by Landlord. Any loss under any such policy shall be adjusted with the insurance company by Landlord and the proceeds of such insurance shall be payable to Landlord, Tenant and to Landlord’s first mortgagee if the policy so provides, as their respective insurable interests may appear. Each such policy shall contain a provision that no act or omission of Landlord shall affect or limit the obligation of the insurance company to pay the Tenant or the Landlord’s mortgagee the amount of any loss sustained and shall contain an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice to the Landlord, Tenant and any mortgagee to whom a loss thereunder may be payable.

(d) Protective liability insurance insuring Tenant and Landlord against any liability which may arise on account of alterations, additions, improvements or construction performed by the Landlord on the Premises during the Lease term, in an amount of not less than $2,000,000 combined single limit with respect to each occurrence or each claim for injury to or death of any one person and damage to property.

All insurance coverages that Landlord is required to maintain under this Lease shall be effected under valid and enforceable policies issued by reputable insurers licensed and permitted to do business in the State of New York in which the Building is located, and rated in Best’s Insurance Guide as having a General policyholder rating of “A” and a financial rating of at least Class VIII. Upon written request of the Tenant, Landlord shall cause certificates evidencing the issuance of such policies to be delivered to Tenant upon occupancy of the Premises and at least ten (10) days prior to expiration of such policies evidencing their renewal.

Tenant shall be responsible for the prompt and proper investigation of all accidents and injuries that occur or could have a bearing on the liability of the Landlord. Tenant shall investigate all accidents immediately and thoroughly with particular attention given to all pertinent facts leading up to, during and following the occurrence. Copies of any and all accident investigations shall be sent from Tenant to Landlord within 24 hours after the occurrence.

5.03 - Subrogation

Each party hereto hereby waives on behalf of the insurers of such party’s property any and all claim or right of subrogation of any such insurer against the other party hereto for loss of or damage to the property so insured other than loss or damage resulting from the willful act of the other party, it being understood, however, (a) that such waiver shall be ineffective as to any insurer whose policy does not authorize such waiver, (b) that it shall be the obligation of each party seeking the benefit of the foregoing waiver to request the other party (i) to submit copies of its insurance, and (ii) in case such waiver is not so authorized by any such policy, to procure an express waiver from the insurer thereunder, any additional charge for such waiver to be paid by the party requesting the benefit of such waiver, and (c) that neither party shall be liable to the other party under clause (b) hereof except for willful failure to comply with any request pursuant to said clause (b).

5.04 - Tenant’s Payment of Insurance Premiums

Tenant shall reimburse Landlord for the premiums paid by Landlord for the casualty and liability insurance carried by Landlord as set forth in paragraph 5.02 above applicable solely to the Building and the Land and their operation although part of a blanket policy or policies, such payment to be made by Tenant within fifteen (15) days after Tenant has received Landlord’s demand therefor which demand will be accompanied by a copy of the paid premium invoice from Landlord’s insurance agent or insurer for which reimbursement is sought.

5.05 - Increase in Fire Insurance Premiums

Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire or other hazards, or which will prevent Landlord from procuring such policies from companies acceptable to Landlord or which will in any way cause an increase in the insurance rates upon any portion of the Building. If the Tenant violates any prohibition provided for in the first sentence of this paragraph, Landlord may, without notice to Tenant, correct the same at Tenant’s expense. Tenant shall pay to Landlord as additional rent forthwith upon demand the amount of any increase in premiums for insurance resulting from any violation of the first sentence of this paragraph, even if Landlord shall have consented to the doing of or the keeping of anything on the Premises which constituted such a violation (but payment of such additional rent shall not entitle Tenant to violate the provisions of the first sentence of this paragraph).

5.06 - Indemnification and Hold Harmless

If any damage on the Premises or to the land on which the Building is located or to Building or to any equipment or appurtenance therein (whether belonging to Landlord or to other tenants or to occupants of the Building) results from the action or neglect of the Tenant, its employees, agents or invitees, then Tenant shall be liable therefore and Landlord, at its option, may repair such damage and Tenant shall upon demand of Landlord reimburse Landlord for all reasonable costs of such repairs and damage to the extent resulting from the action or neglect of Tenant.

Tenant covenants with Landlord that Landlord shall not be liable for any damage or liability of any kind from any injury to or death of persons or damage to property of Tenant or any other person during the term of this Lease from any cause whatsoever, by reasons of use, occupancy and enjoyment of the Premises by Tenant or any person thereof or holding under Tenant, and that Tenant does hereby indemnify Landlord (and such other persons as are in privity of estate with Landlord) and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, lessees or concessionaires, or on account of any such real or claimed damage or injury and from all liens, claims and demands arising out of the use of the Premises and its facilities, for any repairs or alterations which Tenant may make upon said Premises, but Tenant shall not be liable for damage or injury occasioned by the negligence of Landlord and its agents, servants or employees.

Landlord covenants with Tenant that Tenant shall not be liable for any damage or liability of any kind from any injury to or death of persons or damage to property of Landlord or any other person during the term of this Lease, from any cause whatsoever, by reason of the presence or activities on the Premises by Landlord or its designated agents, servants or employees for any reason whatsoever, and that Landlord will indemnify and save harmless Tenant from all liability whatsoever, on account of any such real or claimed damage or injury and from all liens, claims and demands arising out of Landlord’s or Landlord’s designated agents, servants or employees presence or activities on the Premises, but Landlord shall not be liable for damage or injury occasioned by the negligence of Tenant and its designated agents, servants or employees.

This obligation to indemnify and hold harmless shall include reasonable legal and investigation costs and all other reasonable costs, expenses and liabilities from the first notice that any claim or demand is to be made or may be made.

Each party shall procure an appropriate clause in, or endorsement on, each of its policies for fire or extended coverage insurance covering the Premises or the Building or personal property, fixtures or equipment located thereon or therein, pursuant to which the insurance company waives subrogation or consents to a waiver of right of recovery against the other party, and each party, hereby agrees that it will not make any claim against or seek to recover from the other party for any loss or damage to its property or the property of others covered by such fire or extended coverage insurance.

ARTICLE 6

Taxes, Parking and Operating Expenses

6.01 - Payment of Taxes, Assessments, Etc.

Tenant shall pay directly to the taxing jurisdiction before any fine, penalty, interest or cost may be added thereto or become due or be imposed by operation of law for the non-payment thereof, all real estate taxes (or payments in lieu thereof), assessments, water and sewer rents, rates and charges, and other governmental charges, general and special, ordinary and extraordinary, unforeseen or foreseen, of any kind and nature whatsoever which at any time during the term of this Lease may be assessed, levied, imposed upon, or grow or become due and payable out of or in respect to, or become a lien on, the Premises or any part thereof or any improvements or appurtenances thereto (all such taxes, assessments, water and sewer rents, rates and charges, and other governmental charges being hereinafter referred to as “Impositions”), provided, however, that any Imposition levied or assessed against the Expansion Premises which relates to a fiscal period of the taxing authority a part of which period is included within the term of this Lease and a part of which is included in a period of time prior to the Term Commencement Date or after the expiration of the term of this Lease, shall be adjusted between Landlord and Tenant as of the Term Commencement Date or the expiration of the term of this Lease, as the case may be, so that Tenant shall pay that portion of such Imposition which relates to that part of such fiscal period included within the term of this Lease, and Landlord shall pay the remainder thereof. If Landlord is unable to arrange for the taxing authority(ies) to forward the tax bill(s) directly to Tenant, Landlord shall forward tax bills to Tenant promptly upon receipt and Tenant shall provide Landlord with a copy of such receipted bill following payment.

Nothing herein contained shall require Tenant to pay municipal, state or federal income taxes assessed against Landlord, municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Landlord or corporation franchise taxes imposed upon any corporate owner of the fee of the Premises; provided, however, that if at any time during the term of this Lease the methods of taxation prevailing at the Term Commencement Date shall be altered so as to cause the whole or any part of the taxes, assessments, levies, impositions or charges now or hereafter levied, assessed or imposed on real estate and the improvements thereon to be levied, assessed and imposed, wholly or partially as a capital levy, or otherwise, on the rents received therefrom then all such taxes, assessments, levies, impositions or charges, shall be deemed to be included within the term “Impositions” for the purposes hereof, and Tenant shall pay and discharge the same as herein provided in respect to the payment of Impositions.

The certificate, invoice or bill of an appropriate official designated by law to make or issue the same or to receive payment of any Imposition or non-payment of such Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, invoice or bill.

Landlord shall use its best efforts to seek, apply for and obtain any and all real estate tax abatement and/or incentive programs that are or may in the future during the term of this Lease be applicable to the Premises, including but without limitation, Section 485-b of the Real Property Tax Law, and Empire Zone status.

6.02 - Parking

Landlord shall provide to Tenant such parking spaces in the parking area to be developed for the Building as may be required by the Town of Cicero based on the Premises containing approximately 55,000 rentable square feet.

6.03 - Operating Expenses

(a) Tenant shall, at its sole cost and expense, operate, manage and maintain the Building and the Land upon which the Building is located, including the landscaped areas and the parking area in accordance with accepted principles of sound management and accounting practices as applied for first-class office buildings, including, without limitation:

(i) janitorial labor and supplies;

(ii) maintenance, snowplowing, ice removal, repair, replacement and engineering labor and supplies;

(iii) Intentionally Deleted;

(iv) window cleaning;

(v) painting;

(vi) security;

(vii) trash removal;

(viii) Intentionally Deleted;

(ix) gas and other fuels, water;

(x) landscaping and lawn care; and

(xi) parking lot resurfacing.

It is understood that the Tenant is the sole occupant of the Building and responsible for all the Operating Expenses, Impositions (as defined in paragraph 6.01 above), and for all utility charges for the Building (as provided in paragraph 4.01, and the Land upon which the Building is located and the parking areas for the Building.

Notwithstanding anything to the contrary, the following expenses shall be excluded from Operating Expenses:

(a) expenses for any capital improvement made to the Building which do not reduce Operating Expenses;

(b) expenses for repairs or other work occasioned by an insured fire or other insured casualty;

(c) expenses incurred in leasing or procuring new tenants, including commissions and fees for legal services and advertising;

(d) legal expenses incurred in enforcing the terms and conditions of any lease;

(e) interest or amortization payments on any mortgage or obligation in the nature of a mortgage;

(f) expenses incurred in connection with the maintenance and operation of any pay parking area;

(g) land rent or ground lease payments, if any;

(h) costs of refinancing;

(i) interest or penalties incurred by Landlord’s late payments;

(j) cost of art work;

(k) net income taxes;

(l) capital tax, succession tax, transfer tax, franchise tax, gift or estate tax;

(m) costs actually reimbursed through the proceeds of insurance;

(n) repairs incurred during the first Lease Year or for items subject to a longer warranty, during the warranty coverage period exclusive of those items subject to normal wear and tear and damage caused by Tenant, its agents, contractors or employees;

(o) Roof and sidewalk repairs during the initial term except those caused by Tenant, its agents, contractors or employees;

(p) Intentionally Deleted; and

(q) Repairs or other costs resulting from the negligence or willful misconduct of Landlord, its agents, contractors or employees during the warranty coverage period.

ARTICLE 7

Repairs and Maintenance

7.01 - Repairs and Maintenance of the Premises by Tenant

Throughout the term of this Lease, Tenant at its sole cost and expense will take good care of the Premises and will keep the same neat, clean, free of debris, in good order and repair, and make all necessary non-structural repairs thereto, interior and exterior, ordinary and extraordinary, including replacement of plate glass. In addition, Tenant shall, at its cost and expense, be responsible to repair, maintain and replace all specialty equipment installed by Tenant. When used in this Article 7, the term “repairs” shall include all necessary replacements, repairs, alterations, interior and exterior painting, additions and betterments to the Premises and the ceilings, floor coverings, lighting fixtures and plumbing, heating, ventilating, air conditioning, sprinkler, electric and sewage systems, facilities, appliances, parking areas and driveways (including repaving thereof), and landscaped areas, and repair, maintenance and/or replacement of Tenant’s specialty equipment associated with the conduct of Tenant’s business in the Premises. Tenant shall also keep the Premises free from any infestation of insects, rodents, bugs or other animals. All repairs made by Tenant shall be at least equal in quality and class to the condition of the Premises when Tenant first conducted its business therein. Landlord shall have the right, at Tenant’s sole cost and expense, to repair any damage to the Building or to the parking area for the Building caused by Tenant, its contractors or employees.

7.02 - Repairs by Landlord

Landlord shall maintain the Building in good repair and in a safe, clean and first-rate condition (other than those obligations assumed by Tenant under this Lease, and except for damage caused by or repairs or replacements necessitated by Tenant, its agents, employees or contractors), including but not limited to maintaining, repairing and replacing, as necessary, all structural portions of the Building, and all service systems for the Building, including but without limitation, the roof membrane, the roof structure, foundation, air-conditioning, heating, plumbing, electrical and sewage systems, exterior windows, the structural framing and soundness of the exterior and interior walls of the Building.

7.03 - Standard for Repairs

The necessity for and adequacy of repairs pursuant to paragraphs 7.01 and 7.02 above shall be measured by the standard which is appropriate for buildings, equipment, systems and appliances of similar construction and class. Any and all fixtures, equipment, and furnishings owned by Landlord and situated in the Premises including replacements thereof shall be and remain the property of Landlord and shall remain in the Premises at the expiration or earlier termination of this Lease.

7.04 – Landlord Warranty

Landlord shall warranty to Tenant against damage, destruction and/or defect to any and all portions of the Building, structural and non-structural, for a period of one (1) year from the Term Commencement Date, except that the roof of the Expansion Premises shall have a fifteen (15) year warranty, the roof of the Original Premises shall have a warranty until December 31, 2021, and further except: (a) latent defects, which Landlord shall warranty for the Term of this Lease; (b) any building components that generally have greater than a one (1) year warranty, in which case, Landlord shall warranty said components for a commercially reasonable period of time, not to be less than one (1) year; (c) normal wear and tear; and (d) damage or destruction caused by the negligent acts or omissions of Tenant or its agents.

ARTICLE 8

Alterations and Improvements

8.01 - Alterations and Improvements

Following the Term Commencement Date, Tenant may, at its option during the term of this Lease without the written approval of Landlord, move or alter movable partitioning, furnishings, and electrical lighting, provided the electrical lighting is not disconnected from its power source, within the Premises at its sole cost and expense as may be required in Tenant’s sole determination by the business conducted therein. Tenant shall not make any other alteration to the Premises without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. All such alterations, improvements and replacements which require the prior written consent of Landlord shall remain the property of Tenant and may be removed from the Premises at any time during the term or at the termination of Tenant’s occupancy hereunder, provided that any damage caused by such removal shall be repaired by Tenant. Tenant may at its option elect not to remove any or all of such improvements, installations or replacements in which case the same shall become the property of Landlord upon Tenant’s surrender of the Premises; provided, however, that Landlord may require Tenant to remove any such additions, installations or replacements by written notice from Landlord to Tenant received by Tenant within fifteen (15) days prior to the expiration of the term of this Lease if such additions, installations or replacements are structural or substantial. Tenant agrees that any and all alterations, additions, or replacements shall be made in compliance with the building codes and ordinances, laws and regulations applicable to the Premises. Should a building or other permit or permits be required by Tenant to accomplish any improvements, installations or replacements provided for in this paragraph, Landlord will execute, at Tenant’s expense, any necessary documents which are consistent with the terms of this Lease. With respect to any approvals to be given by Landlord or with respect to any supervision which may be required of Landlord under this paragraph, Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket expenses.

ARTICLE 9

Damage by Fire, Etc.

9.01 - Restoration of Premises

The parties hereto mutually agree that if the Premises are partially or totally destroyed or damaged by fire or other hazard, then Landlord shall repair and restore same as soon as is reasonably practicable to substantially the same condition in which such Premises were in before such damage; provided that, if the insurance proceeds collected by Landlord for its own account (and not retained by any mortgagee as a consequence of such destruction or damage) are less than ninety percent (90%) of the estimated cost of such repairs and restoration, Landlord shall not be obligated to commence or perform such repairs and restorations, and this Lease upon notice by Landlord to Tenant shall at the option of Landlord terminate, unless Tenant undertakes (in form and upon terms satisfactory to Landlord) to pay the difference between such estimated cost and such insurance proceeds.

If however, the Premises are completely destroyed or so damaged that Landlord cannot reasonably restore or rebuild the Premises in six (6) months to their original condition, then Landlord shall not be required to rebuild or restore and this Lease shall be terminable by either party hereto by serving written notice upon the other. In any event, if repairs have not been commenced within sixty (60) days from the date of said destruction or damage, this Lease may be immediately terminated by Tenant serving written notice upon Landlord, but in no event may Tenant terminate this Lease after such repairs have been commenced by Landlord so long as Landlord diligently proceeds to complete same.

In the event the improvements erected or to be erected upon the Premises are completely or partially destroyed or so damaged by fire or other hazard that they cannot reasonably be used by Tenant or can only be partially used by Tenant and this Lease is not terminated as above provided, then rent and additional rent shall abate in proportion to the amount of the premises that is being used until the premises is rendered entirely usable.

9.02 - Restoration During Last Two Years

Anything in paragraph 9.01 to the contrary notwithstanding, if, within the two (2) years prior to the expiration of the initial term, or if the casualty occurs in a renewal term, within the two (2) years prior to the expiration of such renewal term, the Premises shall be damaged or destroyed by fire or otherwise, and the estimated cost shall be equal to or exceed 50% of the replacement cost of the Premises, Landlord shall be under no obligation to repair or restore the Premises and the Lease shall terminate (and the Tenant shall not be entitled to any portion of the insurance proceeds, all of which shall become the property of Landlord) unless Tenant at its sole election shall notify Landlord in writing within thirty (30) days after such destruction or damage that Tenant elects to enter into a modification of this Lease and, within thirty (30) days after receipt of such written notice by Landlord, Landlord and Tenant enter into a modification to this Lease by the terms of which the term of this Lease shall be extended five (5) years beyond the end of the initial term (or renewal term if such damage or destruction occurs during a renewal term) upon the same terms and conditions except that the rent effective upon the date of such modification agreement shall be, and Tenant covenants and agrees to pay, an amount equal to the rent payable in the first renewal term if the damage occurs in the last two (2) years of the initial term, an amount equal to the rent payable in the second renewal term if the damage occurs in the last two (2) years of the first renewal term and, if the damage occurs in the last two (2) years of the second renewal term, an amount equal to the product resulting from multiplying the rent in effect at the date of the occurrence of such damage or destruction by the percentage (which shall in no event be less than 100%) found by dividing the Index (as defined below) for the calendar month in which the damage or destruction occurred by the Index for the calendar month in which falls the Term Commencement Date under this Lease, said rent to be payable as the rent in equal monthly installments thereafter.

The “Index” is defined to mean the “Consumer Price Index for All Urban Consumers, All Items, U.S. City Average, 1982-1984=100, of the United States Department of Labor’s Bureau of Labor Statistics in effect and generally published for the calendar month in which falls the beginning of such renewal term. If the aforesaid Price Index shall no longer be published or if any of the separate components utilized to compute the Index are altered or removed after the date of this Lease, then another price index generally recognized as authoritative and computed as nearly as practicable in the same manner as the Index, shall be substituted by agreement of the parties, it being intended by the parties that as consistent a basis as is possible be utilized for making any calculations herein required. During any period while the determination of such dispute is pending, the fixed monthly rent then in effect shall continue to be paid by Tenant, provided that the fixed monthly rent as finally determined shall be effective from the beginning of the five (5) year extended term as provided in paragraph 9.02 above, and any deficiency owing by Tenant from the commencement of such term shall be paid promptly by Tenant upon final determination of the dispute.

ARTICLE 10

Eminent Domain

10.01 - Eminent Domain

In the event that the Premises, or any part thereof, shall be taken by exercise of the right of condemnation or eminent domain or by agreement between Landlord and those authorized to exercise such right (collectively herein referred to as “Condemnation Proceedings”), Landlord shall be entitled to collect from any condemnor the entire award that may be made in any such proceeding, without deduction therefrom for any estate hereby vested in or owned by Tenant, subject to Tenant’s rights as set forth in this Article 10.

Tenant agrees to execute any and all further documents that may be required in order to facilitate collection by Landlord of any and all such awards. Tenant, in cooperation with Landlord, shall have the right to participate in any condemnation proceedings only for the purpose of protecting Tenant’s interest hereunder.

10.02 - Termination of Lease

If, at any time during the term of this Lease, title to the whole or materially all of the Premises shall be taken in Condemnation Proceedings, this Lease shall terminate and expire on the date on which Tenant is deprived of possession thereby and the fixed monthly rent and all other amounts provided to be paid by Tenant hereunder shall be apportioned and paid to such date.

10.03 - Abatement in Event of Partial Taking

Except as herein otherwise specifically provided, if title to less than the whole or materially all of the Premises shall be taken as aforesaid and the remaining portion of the Premises satisfies Tenant’s requirements in Tenant’s reasonable discretion, this Lease shall continue, but the rent thereafter payable by Tenant shall be apportioned and reduced from the date of such partial taking by an amount equal to the proportion of the total square footage of building area that is so taken.

Any rent becoming due and payable hereunder between the date of any such partial taking and the date of determination of the amount of the rent reduction, if any, to be made in respect hereof shall be paid at the rate theretofore payable hereunder; provided, however, that after such determination Landlord, within (10) days after request, shall pay to Tenant an amount equal to the amount by which any rent theretofore paid by Tenant for such period shall exceed the amount of the monthly rent for such period as so reduced or Tenant, at its election, may deduct such amount from any subsequent monthly installment or installments of rent payable hereunder.

10.04 - Rights of Tenant to Award

Tenant shall not be entitled to share in any award or awards made in any Condemnation Proceedings for the taking of the Premises or any part thereof, or for consequential damages or for the taking of any appurtenances to the Premises or rights in, under or above any streets, or for the taking of space, or rights therein, below the surface of, or above, the Premises and Tenant shall have no claim for the value of any unexpired term of this Lease and no right or claim to any part of any award on account thereof and Tenant hereby waives and releases any such claim or right. Notwithstanding the foregoing to the contrary, Tenant shall be entitled to that portion of the award allocable to its personal property, alterations and improvements, business interruption and relocation expenses.

ARTICLE 11

Bankruptcy and Default Provisions

11.01 - Conditional Limitations

This Lease and the Lease term are subject to the limitation that if, at any time prior to or during the Lease term, any one or more of the following events (herein called an “event of default”) shall occur, that is to say:

(a) If Tenant shall make an assignment for the benefit of its creditors, or

(b) If the leasehold estate hereby created shall be taken on execution or by other process of law, or

(c) If any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant shall thereafter be adjudicated bankrupt, or such petition shall be approved by the court, or the court shall assume jurisdiction of the subject matter and if such proceedings shall not be dismissed with ninety (90) days after the institution of the same; or if any such petition shall be so filed by the Tenant; or

(d) If in any proceedings a receiver or trustee be appointed for Tenant’s property, and such receivership or trusteeship shall not be vacated or set aside within ninety (90) days after the appointment of such receiver or trustee; or

(e) If Tenant shall vacate or abandon the Premises and permit the same to remain unoccupied or closed for business for more than thirty (30) days; or

(f) If Tenant shall fail to pay any installment of the rent, or additional rent or any part thereof when the same shall become due and payable, and such failure shall continue for ten (10) days after written notice thereof from Landlord is received or refused by Tenant; or

(g) If Tenant shall fail to pay any other charge required to be paid by Tenant hereunder, and such failure shall continue for ten (10) days after written notice thereof from Landlord is received or refused by Tenant; or

(h) If Tenant shall fail to perform or observe any other requirement of this Lease (not hereinbefore in this paragraph specifically referred to) on the part of Tenant to be performed or observed, and such failure shall continue for thirty (30) days after written notice thereof from Landlord is received or refused by Tenant (unless such failure cannot be cured within thirty (30) days after written notice from Landlord to Tenant in which event the Tenant shall not be in default if Tenant commences to cure the failure within the thirty [30]day period and proceeds diligently thereafter to effect a cure within not more than ninety [90] days);

then, upon the happening of any one or more of the aforementioned events of default, and the expiration of the period of time prescribed in any such notice of default, Landlord may give Tenant a written notice (hereinafter called “Notice of Termination”) of Landlord’s intention to end the term of the Lease at the expiration of ten (10) days from the date of such Notice of Termination, and at the expiration of such ten (10) days, this Lease and the term hereof, as well as all of the right, title and interest of Tenant hereunder, shall wholly cease and expire in the same manner and with the same force and effect as if the date of expiration of such ten (10) day period were the date originally specified herein for the expiration of the Lease and the Lease term, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

11.02 - Landlord’s Remedies

(a) If this Lease shall be terminated as provided in paragraph 11.01 above, Landlord or Landlord’s agents or employees may immediately or at any time thereafter re-enter the Premises and remove therefrom the Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, firms or corporations, and all or any of its or their property therefrom, whether by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and repossess and enjoy said Premises, together with all alterations, additions and improvements thereto.

(b) In case of any such termination, re-entry or dispossess by summary proceedings or otherwise, the rents and all other charges required to be paid up to the time of such termination, re-entry or dispossess, shall be paid by Tenant and Tenant shall also pay to Landlord all reasonable expenses which Landlord may then or thereafter incur for legal expenses, attorneys’ fees, brokerage commissions and all other costs reasonably paid or incurred by Landlord for restoring the Premises to good order and condition and for altering and otherwise preparing the same for reletting. Landlord may, at any time and from time to time, relet the Premises, in whole or in part, for any rental then obtainable either in its own name or as agent of Tenant, for a term or terms which, at Landlord’s option, may be for the remainder of the then current term of this Lease or for any longer or shorter period. Landlord agrees to exercise reasonable diligence to mitigate any damages it incurs as a result of Tenant’s breach.

(c) If this Lease is terminated as aforesaid, Tenant nevertheless covenants and agrees, notwithstanding any entry or re-entry by Landlord whether by summary proceedings, termination or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of fixed monthly rent and additional rent as they would under the terms of this Lease become due if this Lease had not been terminated or if Landlord had not entered or re-entered as aforesaid, whether the Premises are relet or remain vacant in whole or in part for a period less than the remainder of the Lease term or for the whole thereof, but in the event the Premises are relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting the Premises after deduction of all expenses and costs incurred or paid as aforesaid in reletting the Premises and in collecting the rent in connection therewith. As an alternative, at the election of Landlord, Tenant shall pay to Landlord as damages, such a sum as at the time of such termination represents the amount of the excess, if any, of the then present value of the total fixed monthly rent and additional rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the then current term if the Lease had been fully complied with by Tenant over and above the then present rental value of the Premises for the balance of said term.

(d) Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant, also waives any and all right of redemption or re-entry or repossession under present or future laws including specifically but without limitation Section 761 of the New York Real Property Actions and Proceedings Law including any amendments hereafter made thereto, and any and all right to restore the operation of this Lease. In case Tenant shall be dispossessed by a judgment or by warrant of any court or judge by or in case of any expiration or termination of this Lease, Landlord and Tenant, so far as permitted by law, hereby waive and will waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of said Premises or any claim of injury or damage. The terms “enter”, “re-enter”, “entry”, or re-entry, as used in this Lease are not restricted to their technical legal meaning.

(e) No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

(f) In the event of any breach or threatened breach by Tenant of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise.

(g) Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

11.03 - Landlord’s Self-Help

In addition to Landlord’s rights to self-help set forth elsewhere in this Lease, if Tenant at any time fails to perform any of its obligations under this Lease in a manner reasonably satisfactory to Landlord, Landlord shall have the right, but not the obligation, upon giving Tenant at least five (5) days prior written notice of its election to do so (in the event of an emergency, however, no such prior notice shall be required), to perform such obligations on behalf of and for the account of Tenant. In such event, Landlord’s costs and expenses incurred in connection therewith shall be paid by Tenant as additional rent immediately following Landlord’s demand therefor, with interest thereon from the date Landlord performs such work at the rate of one percent (1%) above the Prime Rate (or such other rate as may be used in place of Prime Rate to reflect the rate charged the bank’s best companies) as announced from time to time by JP Morgan Chase Bank. The performance by Landlord of any such obligation shall not constitute a release of Tenant therefrom or a waiver of Tenant’s failure to perform same.

ARTICLE 12

Mechanic’s Liens

12.01 - Mechanic’s Liens

Tenant agrees to pay when due all sums of money that may become due for or purporting to be due for any labor, services, materials, supplies or equipment alleged to have been furnished or to be furnished to or for Tenant in, upon or about the Premises and/or Landlord’s interest therein.

If any mechanic’s liens shall be filed against the Premises based upon any act of Tenant or anyone claiming through Tenant, the Tenant shall forthwith commence such action by bonding, deposit, payment or otherwise as will remove or satisfy such lien within fifteen (15) business days.

However, nothing in this Article 13 shall be deemed or construed as (a) Landlord’s consent to any person, firm or corporation for the performance of any work or services or the supply of any materials to the Premises or any improvement thereon, or (b) giving Tenant or any other person, firm or corporation any right to contract for or to perform or supply any work, services or materials that would permit or give rise to a lien against the Premises or any part thereof.

ARTICLE 13

Mortgages, Assignments, Subleases and

Transfers of Tenant’s Interest

13.01 - Limitation of Tenant’s Rights

During the term of this Lease, neither this Lease nor the interest of Tenant in this Lease or in any sublease or in any rentals under any sublease, shall be sold, assigned, transferred, mortgaged, pledged, hypothecated or otherwise disposed of, whether by operation of law or otherwise, nor shall the Premises be sublet, without the prior written consent of the Landlord in each instance, which shall not be unreasonably withheld or delayed. However, Landlord agrees that it will consent to an assignment or sublease to an entity that is a parent or subsidiary of Tenant or an entity under common control of the Tenant

It is understood and agreed between the parties that, should Tenant request Landlord’s consent to a proposed assignment of this Lease or a subletting of all or any portion of the Premises, Landlord will, in addition to any other requirements which may be imposed as conditions to Landlord’s consent, require that Tenant execute and deliver to Landlord an agreement whereby Tenant obligates itself, as additional rent, to pay over to Landlord the amount, if any, of all rent, additional rent and any other consideration paid by such assignee or sublessee to Tenant pursuant to such assignment or sublease which is in excess of the rent and additional rent due and payable from time to time from Tenant to Landlord pursuant to this Lease.

No consent by Landlord to an assignment of this Lease and no assignment made as hereafter permitted, shall be effective until there shall have been obtained and delivered to Landlord (a) an agreement, in recordable form, executed by Tenant and the proposed assignee, wherein and whereby such assignee assumes due performance of the obligations on Tenant’s part to be performed under this Lease to the end of the term hereof and (b) a written consent to such assignment by the holder of any fee or leasehold mortgage to which this Lease is then subject if so required by the terms of such fee or leasehold mortgage.

Notwithstanding the assumption by such assignee of due performance, Tenant shall continue to be fully responsible for the due performance of Tenant’s obligations hereunder in the same manner and to the same extent as if no such assignment had been made.

Any assignment, mortgage, pledge, sublease or hypothecation of this Lease, or of the interest of Tenant hereunder, without full compliance with any and all requirements set forth in this Lease shall be a breach of this Lease and a default hereunder.

13.02 - Effect of Landlord’s Consent

Any consent by Landlord to a sale, assignment, mortgage, pledge, hypothecation, or transfer of this Lease shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from the requirement of obtaining the prior written consent of Landlord to any further sale, assignment, mortgage, pledge, hypothecation, or other transfer of this Lease. In instances where the consent of Landlord is required hereunder to any proposed assignment or sublease of this Lease, or to the mortgaging, pledging or hypothecation of this Lease, contemporaneously with the request of Tenant therefor Tenant shall submit, in writing, information reasonably sufficient to enable Landlord to decide with respect thereto.

With respect to any of the consents requested by Tenant under the provisions of this Article 13, whether or not the Landlord shall have consented thereto, Tenant shall pay to the Landlord all reasonable counsel fees and other out-of-pocket expenses incurred by the Landlord in connection therewith.

ARTICLE 14

Compliance with Governmental Orders, Etc.

14.01 - Tenant to Comply

Tenant, at its own expense, shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state and local governments and of any and all other departments and bureaus applicable to the Premises for the correction, prevention and abatement of all nuisances, violations or other grievances in, upon, or connected with the Premises (herein referred to as “Government Orders”) during the term of this Lease and shall also comply promptly with and execute all rules, orders and regulations of the Board of Fire Underwriters, rating boards and insurance companies for the prevention of fires and liability risks, except to the extent relating to Landlord’s Work or the negligence or willful misconduct of Landlord, its employees, agents or controllers, which issues should be the responsibility of Landlord. Tenant agrees at its expense to furnish and maintain in good order an adequate number and type of fire extinguishers on the Premises at all times.

14.02 - Failure to Comply

In case Tenant shall fail or neglect to comply with the aforementioned Government Orders or in case Tenant shall fail or neglect to make any necessary repairs as herein required of Tenant, then Landlord or its agents may enter the Premises and make said repairs and comply with any and all of the said Government Orders at the cost and expense of the Tenant, and in case of Tenant’s failure to pay therefor within five business days after notice from Landlord of the amount of said cost and expense, the said cost and expense shall be added to the next month’s rent installment and be due and payable as such, or Landlord may deduct the same from any balance remaining in Landlord’s hands. This provision is in addition to the right of the Landlord to terminate this Lease by reason of default on the part of Tenant.

14.03 – ADA Compliance

Landlord warrants and represents to Tenant that upon completion, the Premises will be in compliance with the applicable requirements of the Americans With Disabilities Act of 1990.

ARTICLE 15

Subordination to Mortgages

15.01 - Subordination to Mortgages

This Lease and all rights of the Tenant hereunder are and shall be automatically subject and subordinate to the lien of any mortgages which may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof. Although it is the intent of the parties that no further instrument of subordination shall be necessary to effect the foregoing and that the provisions for subordination shall be self-operative, Tenant agrees that it will, upon demand, execute and deliver such instruments to effect more fully such subordination of this Lease to the lien of any mortgage or mortgages that shall be requested by Landlord or any mortgagee or proposed mortgagee provided that such mortgagee execute an agreement not to disturb Tenant’s use and occupancy in a form reasonably acceptable to Tenant.

Tenant will not do, suffer or permit any act, happening or occurrence or any condition to occur or remain which has been caused by Tenant which may be prohibited under the terms or provisions of any mortgage to which this Lease is subject or which will create a default thereunder except that Tenant shall not be obligated to pay the principal indebtedness or any installment thereof or interest thereon.

ARTICLE 16

Inspection of Premises

16.01 - Inspection of Premises by Landlord

Landlord shall have the right to enter the Premises at all reasonable business hours and upon a reasonable prior notice to Tenant for the purpose of:

(a) inspecting the same;

(b) making any repairs to the Premises and performing any work therein that may be required to be performed by Landlord under this Lease and which will not unreasonably interfere with the operation of Tenant’s business or that may be necessary by reason of Tenant’s default under the terms of this Lease which continues beyond any applicable period of notice and opportunity to cure;

(c) exhibiting the Premises for the purpose of sale, ground lease or mortgage; or

(d) exhibiting the Premises (within one year prior to the expiration of the term of this Lease) to prospective tenants.

Nothing in this Lease shall imply any duty upon the part of Landlord to do any such work which, under any of the provisions of this Lease, Tenant may be required to perform and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default.

ARTICLE 17

Notice and Certificates

17.01 - Notices and Certificates

Any notice, statement, certificate, request or demand required or permitted to be given in this Lease shall be in writing sent by FedEx, UPS or other recognized national overnight courier providing for a receipt upon delivery, or by registered or certified mail, postage prepaid, return receipt requested, addressed, as the case may be, to Landlord at the address shown at the beginning of this Lease or to Tenant at the address shown at the beginning of this Lease, or to such other addresses as Landlord or Tenant shall have previously designated in the manner herein provided. Such notice, statement, certificate, request or demand shall be deemed to have been given on the date sent via overnight courier or mailed as aforesaid in any post office or branch post office regularly maintained by the United States Government, except for notice of change of address or revocation of a prior notice, which shall only be effective upon receipt.

At any time or times when Tenant’s interest herein shall be vested in more than one person, firm or corporation , jointly, in common or in severalty, a notice given by Landlord to any one such person, firm or corporation shall be conclusively deemed to have been given to all such persons, firms or corporations. Any notice by Tenant pursuant to the provisions hereof, shall be void and ineffective unless signed by all such persons, firms and corporations, unless all such persons, firms and corporations shall have previously given notice to Landlord, signed by each of them, designating and authorizing one or more of them to give notice to Landlord hereunder and such notice shall then be unrevoked by any prior notice to Landlord.

17.02 - Certificates

Each party agrees that from time to time upon not less than ten (10) days prior notice from the other, to deliver to the person or persons as the party making the request shall designate in such notice, a statement in writing certifying (a) that this Lease is unmodified and in full force and effect and contains the full agreement between the parties (or, if there have been modifications or additional agreements, that the Lease is in full force and effect, as modified, and identifying the modifications thereof or additional agreements), (b) the dates to which the base rent, additional rent and other charges due under the Lease have been paid, and (c) that, insofar as the party making the statement knows, the other party is not in default under any provision of this Lease and has performed all of the obligations to be performed by such other party to date thereunder (or, if the party making the statement has knowledge of any default or of any unperformed obligations, a statement of the nature thereof).

ARTICLE 18

Covenant of Quiet Enjoyment

18.01 - Covenant of Quiet Enjoyment

Tenant, subject to the terms and provisions of this Lease, and upon payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on its part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold and enjoy the Premises during the term hereof on and after the Term Commencement Date without hindrance or ejection by any persons lawfully claiming under Landlord; but it is understood and agreed that this covenant, and any and all other covenants of the Landlord contained in this Lease, shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest hereunder.

ARTICLE 19

Miscellaneous Provisions

19.01 - Holdover

Should the Tenant continue to occupy the Premises after the expiration of the term hereof or after a forfeiture incurred, whether with or against the consent of the Landlord, such tenancy shall be from month-to-month and such month-to-month tenancy shall be under all the terms, covenants and conditions of this Lease except its term, and except that the rent during such month-to-month tenancy shall be one hundred ten percent (110%) of the rent payable in the last month of the initial term or the renewal term expired, as the case may be. Either party may terminate such month-to-month tenancy by giving to the other party thirty (30) days written notice of its intent to terminate.

19.02 - Limitation on Landlord’s Personal Liability

(a) It is understood and agreed that Tenant shall look solely to the estate and property of the Landlord in the Premises (including but not limited to reasonable or other amounts paid to Landlord by Tenant) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by the Landlord in the event of any default or breach by the Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by the Landlord and any other obligation of Landlord created by or under this Lease and no other property or assets of the Landlord or its members, partners, beneficiaries or co-tenants shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.

(b) The term “Landlord”, as used in this Lease, so far as the covenants and agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Premises and Lease and in the event of any transfer or transfers of the title to the said Lease and/or the Premises, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor), including each of its partners or members, shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability with respect to the performance of any covenants and agreements on the part of the Landlord contained in this Lease thereafter to be performed, and it shall be deemed and construed without further agreement that such grantee or transferee has assumed and agreed to be bound by all of the covenants and agreements in this Lease to be performed on the part of Landlord, and the Landlord or the grantor shall turn over to grantee all monies, if any, then held by Landlord or such grantor on behalf of Tenant and shall assign to such grantee all right, title and interest of Landlord or such grantor in and to such sums held by Landlord under the terms, covenants and conditions of said Lease.

(c) Notwithstanding anything to the contrary in this Lease, in the event that title to the Land or Building (or any portion of either) is transferred in connection with the exercise by any lender to a Landlord (such Landlord being hereinafter referred to as the “Claim Party”) of such lender’s rights with respect to the Land or Building (or any portion of either), a claim by Tenant against the Claim Party for monetary damages which arises prior to such transfer shall survive such transfer and Tenant shall have the continuing right to collect from the Claim Party (including any assets of the Claim Party) amounts due under any related monetary judgment, regardless of whether such monetary judgment was entered before or after such transfer.

19.03 - Force Majeure

The period of time during which either party is prevented or delayed in the performance of the making of any improvements or repairs or fulfilling any obligation under this Lease other than the payment of the rent or additional rent required to be paid by Tenant under this Lease, due to unavoidable delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, Acts of God or the public enemy, governmental prohibitions or regulations or inability to obtain materials by reason thereof, or other causes beyond such party’s reasonable control, shall be added to such party’s time for performance thereof, and such party shall have no liability by reason thereof.

19.04 - Attornment by Tenant

If at any time during the term of this Lease, the Landlord hereunder shall be the holder of a leasehold estate covering premises which include the Premises and if such leasehold estate shall be canceled or otherwise terminated prior to the expiration date thereof and prior to the expiration of the term of this Lease or in the event of the surrender thereof whether voluntary, involuntary or by operation of law, the Tenant shall make full and complete attornment to the lessor of such leasehold estate for the balance of the term of this Lease, upon the same covenants and conditions as are contained herein so as to establish direct privity between such lessor and the Tenant and with the same force and effect as though this Lease was made directly from such lessor to the Tenant. The Tenant shall make all rent payments thereafter directly to such lessor.

19.05 - Landlord May Pay Tenant’s Obligations

All costs and expenses which Tenant assumes or agrees to pay under the provisions of this Lease shall at Landlord’s election be treated as additional rent and, in the event of non-payment, Landlord shall have all the rights and remedies herein provided for in case of non-payment of rent or of a breach of covenant. If Tenant shall default in making any payment required to be made by Tenant (other than the payment of rent as provided by Article 3 above) or shall default in performing any term, covenant or condition of this Lease on the part of the Tenant to be performed which shall involve the expenditure of money by Tenant, Landlord at Landlord’s option may, but shall not be obligated to, on behalf of Tenant, expend such sum as may be reasonably necessary to perform and fulfill such term, covenant or condition, and any and all sums so expended by Landlord, with interest thereon at the rate of one and one-half percent (1 1⁄2%) per month from the date of such expenditure, shall be deemed additional rent, and shall be repaid by Tenant to Landlord on demand, but no such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default nor shall it affect any other remedy of Landlord by reason of such default.

19.06 - Indemnification by Tenant

In case Landlord (and such other persons as are in privity of estate with Landlord) shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant agrees to protect and hold Landlord harmless and to pay all costs, expenses, and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation. Tenant also agrees to pay all costs, expenses and reasonable attorneys fees that may be incurred or paid by Landlord in enforcing the covenants and agreements in this Lease.

19.07 - Effect of Captions

The captions or legends on this Lease are inserted only for convenient reference or identification of the particular paragraphs. They are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Lease, or any paragraph or provision thereof.

19.08 - Tenant Authorized to Do Business in New York

Tenant represents and covenants that it is and throughout the term of this Lease shall be authorized to do business in the State of New York.

19.09 - Execution in Counterparts

This Lease may be executed in one or more counterparts, any one or all of which shall constitute but one agreement.

19.10 - Memorandum of Lease

At the request of either party, the other party agrees to promptly execute a Memorandum of Lease in recordable form pursuant to Section 291-c of the Real Property Law of the State of New York.

19.11 - Law Governing, Effect and Gender

This Lease shall be construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective legal representatives, successors and assigns except as expressly provided otherwise. Use of the neuter gender shall be deemed to include the masculine and feminine, as the sense requires. Any reference to successors and assigns of Tenant is not intended to constitute a consent to any assignment by Tenant but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by the provisions of Article 13 hereof.

19.12 - Complete Agreement

This Lease contains and embraces the entire agreement between the parties hereto and it or any part of it may not be changed, altered, modified, limited, terminated, or extended orally or by any agreement between the parties unless the same is expressed in writing, signed and acknowledged by the parties hereto, their legal representatives, successors or assigns.

19.13 - Loss of Property and Water Damage

Landlord shall not be responsible to Tenant for any loss or theft of property in or from the Premises, or for any loss or theft or damage of or to any property left with any employee of Landlord, however occurring. Landlord shall not be liable for any damages caused by water, rain, snow or ice, or by breakage, stoppage or leakage of water, gas, sewer or other pipes or conduits, or in, upon, about or adjacent to the Premises, or the buildings upon the Premises, unless caused by the negligence of Landlord, its employees, agents or contractors or if caused by a warranty from Landlord.

19.14 - Security Agreement - INTENTIONALLY OMITTED.

19.15 - No Representations by Landlord

Landlord and Landlord’s agents have made no representations or promises with respect to the Premises except as herein expressly set forth, and no right, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

19.16 - Lease Binding

All covenants in this Lease which are binding upon Tenant shall be construed to be equally applicable to and binding upon Tenant’s agents, employees and others claiming the right to be in the Premises through or under Tenant. If more than one individual, firm or corporation shall join as Tenant, the singular context shall be construed to be plural wherever necessary, and the covenants of Tenant shall be the joint and several obligations of each party signing as Tenant; and, when the parties signing as Tenant; and, when the parties signing as Tenant are partners, it shall be the joint and several obligations of the firm and of the individual members thereof.

19.17 - Amendments

The parties hereto mutually agree that so long as a mortgage or any extension thereof shall be a lien upon the Premises they will not reduce the rents from that provided for in this Lease, provide for payments of rents prior to the time herein provided for, nor terminate said Lease prior to the end of the term, except as otherwise provided in this Lease, without first obtaining the consent of the mortgage in writing, and that any such proposed modifications or termination without said mortgagee’s consent shall not be void as against said mortgagee.

19.18 - Arbitration

Any controversy or claims arising or relative to any matter in connection with this Lease, with reference to which this Lease shall expressly provide that this paragraph governs, shall be settled by arbitration in the City of Syracuse, New York, in accordance with the rules of the American Arbitration Association or its successor organization, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction hereof.

19.19 - Rights of Parties

Either Landlord or Tenant may from time to time at its option exercise any or all of its rights or remedies which it may have at law, in equity or under this Lease; and nothing contained herein, and no exercise of any rights or remedies under this Lease, at law or in equity shall be construed as in any way abridging or waiving any such rights or remedies; and any consent, waiver, compromise or indulgence by one party hereto of or under any of the provisions of this Lease, or as to any breach or default hereunder by the other party hereto, shall not constitute or be construed as a waiver of such party’s right to enforce strict interpretation and performance of the conditions and terms hereof at all other times.

19.20 - Invalidity of Particular Provisions

If any term or provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

19.21 - Execution of Lease by Landlord

The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises and this document becomes effective and binding only upon the execution and delivery hereof by Landlord and by Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by an agreement in writing between Landlord and Tenant, and no act or omission of any employee or other agent of Landlord shall alter, change or modify any of the provisions hereof.

19.22 - Relationship of the Parties

Nothing contained herein shall be deemed or construed by the parties hereto nor by any third party as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision herein contained, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than Landlord and Tenant.

19.23 - Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a ground lease or mortgage on the Premises or the Building or the land underlying the Building, Tenant agrees:

(a) that the execution thereof by Landlord, and the acceptance thereof by the ground lessor or the mortgagee, shall not be treated as an assumption by such ground lessor or mortgagee of any of the obligations of Landlord hereunder, unless the ground lessor or mortgagee shall, by notice sent to Tenant, specifically elect otherwise; and

(b) that except as aforesaid, such ground lessor or mortgagee shall be treated as having assumed Landlord’s obligations hereunder only upon a foreclosure of such mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the express, written assumption of Landlord’s position hereunder by such ground lessor.

Where a party acquires the Landlord’s interest in property (whether land only, or land and buildings) which includes the Premises, and simultaneously leases the same back, such acquisition shall not be treated as an assumption of Landlord’s position hereunder, and this Lease shall thereafter be subject and subordinate to such lease-back.

19.24 - Environmental Covenants

(a) Tenant will, at all times comply with, and will not violate in connection with the rental, use, maintenance or operation of its business within the Premises, and Landlord will, at all times comply with and will not violate, in connection with Landlord’s performance of its obligations under this Lease, any applicable federal, state, county, or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits of any governmental authorities having jurisdiction relating to environmental matters and any amendments or extensions thereof, including, without limitation: (i) the Clean Air Act, the Federal Water Control Pollution Act of 1972; (ii) the Resource Conservation and Recovery Act of 1976; (iii) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (iv) the Toxic Substances Control Act; (v) the New York State Environmental Conservation Law; (vi) the New York State Public Health Law; and (vii) all other applicable environmental requirements.

(b) Without limiting the generality of paragraph 19.24(a) above, Tenant and Landlord, each to the extent that said party is obligated to perform its respective obligations under this Lease, (i) will operate the Premises and will at all times receive, handle, use, store, treat, and dispose of all hazardous or toxic substances, petroleum products and waste in strict compliance with all applicable environmental, health, or safety statutes, ordinances, orders, rules, regulations or governmental requirements; and, except as otherwise provided for herein, (ii) will remove from and off the Premises all hazardous or toxic substances, petroleum products and waste contamination in compliance with all applicable laws, rules and regulations.

(c) Except as provided for herein, neither Tenant nor Landlord will cause any hazardous or toxic materials, substances, pollutants or contaminants to be released into the environment, or deposited, discharged placed or disposed of at, or near, the Premises.

(d) Tenant and Landlord will, immediately upon receipt of notice of any violation of any of the matters referred to in paragraphs 19.24(a) through 19.24(c) above relating to the Premises or its use, deliver a copy of same to the other.

(e) Each party expressly acknowledges and agrees that it will reimburse, defend, indemnify and hold the other party harmless from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges (including, but not limited to, all costs of investigation, monitoring, legal fees, fines, penalties, remedial response, removal, restoration or permit acquisition) which may now or in the future, be undertaken, suffered, paid, awarded, assessed, or otherwise incurred as a result of:

(i) any contamination on, above or under the Premises at any time during the term of the Lease which exists as a result of the acts or failure to act by the indemnifying party, its employees, contractors or lessees; or,

(ii) any investigation, monitoring, cleanup, removal, restoration, remedial response or remedial work undertaken on the Premises by or on behalf of Landlord or Tenant at any time during the term of the Lease which is necessitated by an act or failure to act by the indemnifying party, its employees, contractors or lessees.

(f) Tenant and Landlord acknowledge and agree that the termination or expiration of the Lease shall not relieve or release them of any legal liability and responsibility they would otherwise have as the user of, or provider of services to, respectively, the Premises whether by way of damages, penalties, remedial actions or otherwise for any adverse effects or consequences resulting at any time from Tenant’s failure to comply with the provisions of this paragraph 19.24 during the term of the Lease.

(g) Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph 19.24, and, at Tenant’s sole cost and expense, Tenant shall indemnify, defend and hold Landlord and Landlord’s third party contractor harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.

19.25 - Tenant’s Right of First Refusal

During the term of this Lease, so long as Tenant shall not be in default, Tenant shall have the right of first refusal with respect to the purchase of the Building containing the Premises (hereinafter called the “Property”). If during the term, Landlord desires to sell the Property and Landlord receives a purchase offer in writing from a bona fide third party satisfactory to Landlord (the “Purchase Offer”), Landlord shall notify the Tenant, which notice shall make reference to this Lease, and shall also provide to the Tenant an accurate and complete photocopy of the Purchase Offer. Tenant shall then have thirty (30) business days commencing with the next business day following actual receipt of such notice from Landlord within which to exercise its right of first refusal to purchase the Property upon the terms and conditions contained in the Purchase Offer. Notice of the Tenant’s election to exercise its right of first refusal shall be timely if said notice is personally delivered to Landlord at the address set forth at the beginning of this Lease or deposited with the United States Postal Service certified mail, return receipt requested, on or before the expiration of the thirty (30) business day period as set forth above. If the Tenant fails to timely exercise its right of first refusal, then Tenant agrees to execute and deliver, upon request of Landlord in connection with the closing of the sale as contemplated in the Purchase Offer, a recordable acknowledgment of the termination of its right of first refusal under this paragraph 19.25. In the event, however, that Tenant fails to exercise its right of first refusal and the contemplated sale to the third party pursuant to the Purchase Offer fails to close for any reason by the date set for the closing in the Purchase Offer, then Tenant’s right of first refusal under this paragraph 19.25 shall be and remain in full force and effect to the extent of the unexpired term of this Lease and any future purchase offer for the Property shall be subject to such right of first refusal.

19.26 - Tenant’s Option To Expand the Building – Intentionally Deleted

19.27 - Tenant’s Signage on the Building

Landlord agrees that Tenant shall have the right to place its identification sign(s) on the exterior of the Building to the extent that such signage is permitted by the applicable codes, rules and regulations of the Town of Cicero and the Hancock Air Park. Prior to the erection of any exterior sign, Tenant shall submit the design, location and method of installation thereof for the approval of Landlord, which approval shall not be unreasonably withheld.

19.28 - Tenant’s Guarantor – Intentionally Deleted

19.29 - Brokerage

Landlord and Tenant each warrants to the other that it has had no dealing with any broker or agent in connection with this Lease. Landlord agrees to hold harmless and indemnify Tenant from and against any and all costs, expense or liability (including attorneys’ fees) for any compensation, commissions and charges claimed by any broker in connection with this Lease arising from or out of the acts or omissions of Landlord. Tenant agrees to hold harmless and indemnify Landlord from and against any and all costs, expense or liability (including attorneys’ fees) for any compensation, commissions and charges claimed by any broker in connection with this Lease arising from or out of the acts or omissions of Tenant.

19.30 – 2006 Lease

Landlord and Tenant agree that the 2006 Lease shall remain in full force and effect until the date on which the Expansion Premises is Ready for Occupancy (as defined in paragraph 2.02 above). Upon such date, the 2006 Lease shall be deemed to be terminated and of no further force and effect and the rights, duties and obligations of Landlord and Tenant shall be governed and controlled by this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement on the date first above written. The Individuals signing on behalf of a principal warrant that they have the authority to bind the principal.

LANDLORD:
HANCOCK PARK DEVELOPMENT, LLC

By:
Witness	Gary J. Malfitano, Member

TENANT:
JADAK, LLC

By:
Witness	Name:
Title:

TABLE OF EXHIBITS

EXHIBIT A	Legal Description

EXHIBIT B	Site Plan

EXHIBIT C	Identification of Plans and Specifications for Construction of the Premises to be Completed by the Landlord

EXHIBIT D	Identification of Plans and Specifications for Improvements to the Premises to be Completed by the Tenant

EXHIBIT E-1	Hancock Air Park Protective Covenants and Restrictions

EXHIBIT E-2	Additional Rules and Regulations

EXHIBIT F	Stipulation of Term of Lease

EXHIBIT G	Guaranty of Lease – INTENTIONALLY DELETED

EXHIBIT A

Legal Description

EXHIBIT B

Site Plan

EXHIBIT C

Identification of Plans and Specifications for Construction

of the Expansion Premises to be Completed by the Landlord

Drawings by Macknight Architects, LLP dated May 22, 2013 and labeled as Drawing Numbers:

T-1

T-2

A101

A102

A105

A105.1

A201

A301

A401.1

A401.2

A401.3

A402.2

A402.3

A402.4

A403.1

A404.2

A405.1

A406.1

A501

A503

A701

EXHIBIT D

Identification of Plans and Specifications for Improvements

to the Premises to be Completed by the Tenant

Telephone, data, cable TV systems – purchase and installation

Wi Fi wiring

Interior signage

Furniture systems - purchase and installation, including the cost to energize the furniture systems

EXHIBIT E

ADDITIONAL RULES AND REGULATIONS

(a) Tenant shall occupy and use the Premises during the term for uses set forth in Paragraph 1.03 above and no other purpose whatsoever.

(b) Tenant shall not exhibit, sell, or offer for sale on the Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the Premises by the Tenant without the prior written consent of Landlord.

(c) Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by public law, ordinance or governmental regulation, now or hereafter enacted, or which may be dangerous to life, limb, the environment or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Building or covering its operation, or which will suffer or permit the Premises or any part thereof to be used in any manner including storage therein which, in the judgment of Landlord, shall in any way impair or tend to impair the character, reputation or appearance of the Building as a high quality office building, or which will impair or interfere with or tend to impair or interfere with any of the services performed by Landlord for the Building. Further, Tenant shall not use or permit the use of the Premises in any manner which would violate any law, rule or regulation relating to the environment and to the extent Tenant does so, Tenant shall defend and indemnify Landlord from and against any claims, causes of actions, fines, penalties or the like which may arise from that use.

(d) Tenant shall not display, inscribe, print, paint, maintain or affix on any place in or about the Building any sign, notice, legend, direction, figure or advertisement, except at the doors of the Premises and on the Directory Board, and then only such name(s) and matter, and in such color, size, style, place and materials, as shall first have been approved by the Landlord. The listing of any name other than that of Tenant, whether at the doors of the Premises, on the Building directory, or otherwise, shall not operate to vest any right or interest in the Lease or in the Premises, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

(e) Tenant shall not use the name of the Building for any purposes other than that of the business address of Tenant, and shall never use any picture or likeness of the Building in any circulars, notices, advertisements, or correspondence without Landlord’s consent.

(f) No additional locks or similar devices shall be attached to any door or window without Landlord’s written consent. No keys for any door other than those provided by the Landlord shall be made. If more than two keys for one lock are desired, Landlord will provide the same upon payment by Tenant. All keys must be returned to Landlord at the expiration or termination of this Lease.

(g) All persons entering or leaving the Building between the hours of 6 p.m. and 8:00 a.m., Monday through Friday, or at any time on Saturdays, Sundays or holidays, may be required to do so under such reasonable regulations as Landlord may impose so long as they do not prohibit Tenant’s permitted use of the Premises. Landlord may exclude or expel any peddler.

(h) The design floor loading capacity for the Building is 100 pounds per square foot average. Tenant shall not overload any floor. Landlord reasonably may direct the time and manner of delivery, routing, and removal of all items that are delivered to the Building for Tenant’s use and may specify the location of safes and other heavy articles.

(i) Unless Landlord gives advance written notice, Tenant shall not install or operate any steam or internal combustion engine, machinery, heating device or air-conditioning apparatus in or about the Premises, or carry on any mechanical business therein, or use the Premises for housing accommodations or lodging or sleeping purposes, or use any illumination other than electric light, or use or permit to be brought into the Building any flammable fluids such as gasoline, kerosene, naphtha, benzene and solvents, or any explosives, radioactive materials or other articles deemed extra-hazardous to life, limb or property except in a manner which would not violate any ordinance or regulation or any condition imposed by the standard fire insurance policy issued for office buildings in the County of Onondaga, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which would increase the fire or other casualty insurance rate on the Building or the property therein, or which would result in insurance companies of good standing refusing to insure the Building or any such property in amounts reasonably satisfactory to Landlord. Tenant shall not use the Premises for any illegal or immoral purpose. Notwithstanding the foregoing, Tenant may install a refrigerator and microwave cooking device, and upon the prior written approval of Landlord which will not be unreasonably withheld or delayed, Tenant may install additional air conditioning equipment, which shall be operated and maintained at the sole cost of Tenant.

(j) Tenant shall cooperate fully with Landlord to assure the effective operation of the Building’s air-conditioning system, including the closing of blinds and drapes.

(k) Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of Landlord.

(l) The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from its Premises. The halls, passages, exits, entrances, elevators, stairways and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. No tenant and no employees or invitees of any tenant shall go upon the roof or into the mechanical rooms of the Building.

(m) Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Office Park by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building.

(n) With respect to the Premises, Tenant shall see that the doors, and windows, if operable, are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building.

EXHIBIT F

STIPULATION OF TERM OF LEASE

AGREEMENT made and entered into as of this      day of                     , 2013 between HANCOCK PARK DEVELOPMENT, LLC, a New York limited liability company having its principal place of business at 225 Greenfield Parkway, Suite 202, Liverpool, New York 13088 (“Landlord”) and JADAK, LLC a Limited Liability Company organized and existing under the laws of the State of New York having an office at 7279 William Barry Boulevard, North Syracuse, New York 13212 (“Tenant”).

RECITALS:

A. Pursuant to a certain Standard Property Lease entered into between Landlord and Tenant dated as of                     , 2013 (hereinafter, together with the amendments hereto, if any, described in Paragraph B of this Recital, called the “Lease”), Landlord leased to Tenant the Premises described on Exhibits “A” and “B” annexed thereto, to wit, the premises designated “Premises” in the Lease.

B. The Lease has not been modified or amended, except by:

C. Pursuant to 2.02 of the Lease, Landlord and Tenant agreed to execute and deliver to each other, an agreement setting forth, the date on which the term of the Lease commenced (hereinafter called, and in the Lease defined as, the “Term Commencement Date”), the expiration date of the initial term, and the commencement and expiration dates of the renewal periods (as such terms are defined in the Lease).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. The Premises required to be constructed and finished by Landlord in accordance with the terms of the Lease have been satisfactorily completed by the Landlord.

2. The Premises have been delivered to and accepted by Tenant and are presently occupied by Tenant. The Premises contain 55,000 rentable square feet of space.

3. The date of the commencement of the initial term of the Lease is                     , 20     and the expiration date is                     , 20    , subject however to the terms and provisions of the Lease. The first Lease Year shall commence on                     , 20     and expire on                     , 20    .

4. The annual rent payable under paragraph 3.01 of the Lease for the initial term shall be                                         .

5. Nothing in the Agreement is intended to change or modify the rights of the parties under this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed as of the day and year first above-written.

LANDLORD:
HANCOCK PARK DEVELOPMENT, LLC

By:
Witness	Thomas R. Kennedy, Member

TENANT:
JADAK, LLC

By:
Witness	Name:
Title:

EXHIBIT G

GUARANTY OF LEASE

INTENTIONALLY OMITTED